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                                                                     EXHIBIT 11


                THE AMERICAN MATERIALS & TECHNOLOGIES CORPORATION

                   COMPUTATION OF NET INCOME (LOSS) PER SHARE

                     Years Ended December 31, 1997 and 1996

                    (In thousands, except per share amounts)




                                                           1997            1996
                                                         -------         -------
Basic Earnings Per Share:

Net income (loss)                                        $(5,894)        $   934

Weighted average number of shares                          4,352           2,729

Net income (loss) per share                              $ (1.35)        $  0.32
                                                         =======         =======


Diluted Earnings Per Share:

Net income (loss)                                        $(5,894)        $   934

Weighted average number of shares:
    Shares issued                                          4,352           2,729
    Stock options                                           --               227
                                                         -------         -------
        Total                                              4,352           2,956
                                                         -------         -------

Net income (loss) per share                              $ (1.35)        $  0.32
                                                         =======         =======






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